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                                                                    EXHIBIT 10.1

               CONFIDENTIAL TRANSITION AND RETIREMENT AGREEMENT
                             AND GENERAL RELEASE

         THIS AGREEMENT, made and entered into on this 15th day of February, 2005, by and between Maritrans Inc. a Delaware corporation (hereinafter "Maritrans" or the "Company"), and Stephen A. Van Dyck ("Executive"), reads as follows:

                                   I. RECITALS

         A. The Company currently employs Executive as its Executive Chairman under that certain Employment Agreement between Executive and the Company, dated April 1, 2003 (the "Employment Agreement"). The Company and Executive have mutually agreed that Executive will elect early retirement and terminate his employment voluntarily under the Employment Agreement on the date of this Agreement, referred to herein as the "First Retirement Date," in consideration of the benefits to both parties under this Agreement. Executive shall commence his benefits under the Company's Salaried Retirement Plan on June 30, 2006, referred to herein as the "Second Retirement Date." In addition, Executive will resign all other offices, directorships and positions with the Company on the date of this Agreement. Executive has also agreed to serve as a consultant to the Company through the Second Retirement Date and to perform limited consulting services thereafter and until December 31, 2007 (the "End Date").

         B. In appreciation for Executive's dedicated and successful service to the Company over many years, his foresight, wisdom and leadership of the Company and in exchange for all of Executive's undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide for consulting services to be rendered by Executive after the First Retirement Date and until the End Date, (ii) provide a release by Executive of the Company as to any claims including, without limitation, claims that might be asserted by Executive under the Age Discrimination in Employment Act, as further described herein, and (iii) assuming that Executive does not revoke the release and Executive performs the services required by this Agreement, despite his retirement, provide Executive with the benefits and entitlements described in
Section 2 of Article II.

                           II. SUBSTANTIVE PROVISIONS

         In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

         1. On the First Retirement Date, Executive hereby resigns all offices, executive positions and directorships with the Company and all affiliates. Executive shall cease to be an employee of the Company and shall retire from employment on the First Retirement Date; provided, however, that Executive shall make himself reasonably available, on a consulting basis and not as an employee, for consultation with the Chairman of the Board of Directors (the "Board") through the Second Retirement Date on such matters as are mutually agreed upon by Executive and the Chairman of the Board, but it is intended that such


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consultation will not involve any Board duties nor shall it interfere with any of Executive's independent business activities during that period of time. Between the Second Retirement Date and the End Date, Executive shall continue to serve as a consultant to the Company but Executive's consulting services shall be reduced to and limited to Executive serving as the Company's nominee, and exercising the Company's right to vote, in matters related to the Company's participation in the West of England, Intertanko, the American Petroleum Institute and the Chamber of Shipping of America. Until the End Date, the Company shall provide (i) limited secretarial services reasonably necessary for Executive to perform his consulting services, (ii) access to computer (but not the Company's proprietary information), cell, voicemail and Blackberry services for the purposes of the Company's business and (iii) reimbursement of Executive's reasonable travel and related costs required for such consultation, to the extent not reimbursable by the other entities, in accordance with the Company's past practices, and as approved by the Audit Committee of the Board. Executive and the Company agree that this Agreement supercedes the Employment Agreement in all respects, except that certain of the provisions of the Employment Agreement shall become obligations of Executive or the Company under this Agreement as specifically set forth in this Agreement.

         2. In consideration of the performance of the obligations undertaken by Executive under Section 5, the release provided by Executive under Section 6 and, as contemplated by Section 1, Executive's cooperation with the Company and consulting services after the First Retirement Date, and in lieu of any payment under the Company's then current severance pay plan for employees or executives, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, the following amounts and benefits; provided, however, that no payments, benefits or actions otherwise required under this Section 2 shall be made, provided or done until the eighth day following the execution of this Agreement without revocation:

         (a) Executive shall receive a lump sum severance payment of $150,000 as of the First Retirement Date.

         (b) Executive shall receive monthly retirement payments of $25,000 per month on the last day of each calendar month beginning September, 2005 and ending June, 2006.

         (c) Executive shall receive monthly payments of $19,000 in exchange for his consulting services beginning on the First Retirement Date and ending on the Second Retirement Date. Between the Second Retirement Date and the End Date, the full amount of compensation to be paid to Executive for consulting services shall be only the reimbursement of expenses set forth in the penultimate sentence of Section 1.

         (d) Within 30 days of the Second Retirement Date, the Company shall contribute to the trust maintained for Executive the sum required by Section 1.6 of the Employment Agreement which the parties agree is $1.71 million (less the balance credited to the trust on the date of contribution, currently approximately $390,000).

         (e) Within 30 days of the First Retirement Date, the Company shall transfer to Executive its ownership of a life insurance policy with Federal Kemper Life Assurance Company, Policy Number FK2979247.


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         (f) In the event of the death of Executive prior to the completion of the obligations under this Agreement by both parties, any amounts remaining unpaid by the Company under subsection 2(d) and Section 3 only shall be still be made with the amount due under Section 3 being paid to Executive's estate. All other obligations under this Agreement, not related to compensation or benefits, shall remain in full force and effect.

Notwithstanding the foregoing, if payment of any of the foregoing amounts is required to be postponed in order to avoid disadvantageous tax treatment under
Section 409A of the Internal Revenue Code (as added by the American Jobs Creation Act of 2004), payment of such amounts shall be postponed for up to six months until payment is permitted under Section 409A. If payment of any such amount is postponed, the postponed portion will be paid as soon as payment is permitted under Section 409A.

         3. Despite his retirement on the First Retirement Date, Executive shall continue to vest in his February 11, 2003 outstanding stock award; provided that the 2003 award held by Executive on the First Retirement Date shall otherwise remain subject to the terms of the plan pursuant to which it was granted. The parties agree that all other outstanding equity awards are fully vested on the First Retirement Date and each such award shall remain subject to the terms of the plan pursuant to which it was granted. Executive shall be entitled to a payment under the Company's Cash Long Term Incentive Plan for the 2003-2005 performance period at the maximum rate of $153,000 for each Plan Year or $459,000 for the 2003-2005 Performance Cycle as such terms are defined in the
Plan) but the actual award shall be at the same rate and paid at the same time as is paid to other executives generally.

         4. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future. Executive also acknowledges that the Company is not required to enter into this Agreement and that the provisions of Section 2 will provide Executive with compensation and benefits that are in excess of that to which Executive otherwise would have been entitled.

         5.(a)Executive further agrees and acknowledges that by reason of his employment by and service to the Company, he has had access to confidential information of the Company, and, therefore, Executive hereby reaffirms his obligations under, and agrees that he shall continue to be subject to, the terms of Section 2 of the Employment Agreement, a copy of which is attached hereto and incorporated into this Agreement by reference, notwithstanding the termination of the Employment Agreement.

         (b) Executive also hereby acknowledges the requirements of, and reaffirms his obligations under and pursuant to, Sections 3 of the Employment Agreement, a copy of which is attached hereto and incorporated into this Agreement by reference, for the period following the First Retirement Date until the date that is 24 months after the First Retirement Date, regardless of the term specified under such section in the Employment Agreement and the termination of the Employment Agreement.


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         (c) For the purposes of this Section 5, the term "Company" shall be deemed to include Maritrans and the subsidiaries and affiliates of Maritrans.

         6. For and in consideration of the benefits to be paid pursuant to this Agreement, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship and the termination of Executive's employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 USC ss.ss. 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC ss.ss. 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC ss.ss. 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC ss.ss. 621 et seq., as amended ("ADEA"), the Americans with Disabilities Act, 29 USC ss.ss. 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC ss.ss. 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this release shall not apply to any claims Executive may have as a stockholder of the Company so long as Executive is not the moving, initiating or lead party nor to his right to be indemnified for his past services as an executive to, and director of, the Company to the same extent as all other officers and directors of the Company are indemnified.

         7.(a)Executive further agrees, covenants and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to enforce this Agreement or to advise a third party of his obligations under this Agreement until this Agreement becomes a public document by reason of its disclosure by the Company. Executive also agrees that for a period of two years following the First Retirement Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Section 5, with attachments, to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director,


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employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive's name; provided, however, that this provision shall not apply in respect of subparagraph (b) of Section 5 after expiration of the time periods set forth therein.

         (b) The Company and Executive agree in communications with third parties not to disparage the name, business reputation or business practices of Executive by the Company or of the Company or its subsidiaries or affiliates, or of its or their officers, employees and directors or agents, by Executive. All written public communications made by the parties regarding Executive's retirement shall be mutually agreed upon by the parties except that the Company shall satisfy its disclosure requirements in any event.

         8. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 6, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 6, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

         9. Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 6, for a period of seven days following execution by giving written notice to the Company at 302 Knights Run Ave, Suite 1200, Tampa, FL 33602, Attention: Lead Director, in which event the provisions of this Agreement shall be null and void (except as provided in Section 10 below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.


         10. Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 6, (i) Executive's employment with the Company will terminate as of the First Retirement Date, (ii) Executive will not receive any payments under this Agreement, (iii) Executive will receive only any amounts due under the Employment Agreement for services already performed, and
(iv) in any event, Executive will be subject to the requirements of Sections 2 and 3 of the Employment Agreement as described in the Employment Agreement.

         11. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 2. Executive may not assign any of his personal undertakings hereunder.

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         12. This Agreement supersedes all prior agreements including the
Employment Agreement, except that certain of the provisions of the Employment Agreement shall become obligations of Executive or the Company under this Agreement as specifically set forth in this Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

         13. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

         14. In order to financially prepare for his retirement, the Company shall reasonably cooperate with Executive in reducing in an orderly fashion his equity stake in the Company but the Company shall have no obligation to repurchase shares. The Company shall, if a primary equity offering is made by the Company, other than an acquisition, merger or similar transaction or through an employee benefit plan, and subject to the agreement of the underwriter, permit Executive to participate therein on a reasonable basis and on customary terms and conditions, as determined by the Board in its sole discretion.

         15. This Agreement shall be interpreted and enforced under the laws of the state of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

    Maritrans Inc.


    By: /s/ William A. Smith                       /s/ Stephen A. Van Dyck
        --------------------                       -----------------------
            William A. Smith                           Stephen A. Van Dyck

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